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                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )

Filed by Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.1a-12


                              CYGNE DESIGNS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    -----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
        (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount Previously Paid:

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2) Form, Schedule or Registration Statement No.:

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3) Filing Party:

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4) Date Filed:

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

                              CYGNE DESIGNS, INC.
                                  1410 BROADWAY
                            NEW YORK, NEW YORK 10018
                                 (212) 997-7767

                                                                November 9, 2000


Dear Fellow Stockholder:

     You are cordially invited to attend Cygne's annual meeting of stockholders to be held at 3:00 p.m. (local time), on December 5, 2000, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York.

     At the annual meeting you will be asked to consider and vote upon the following:

          1. the election of two directors of Cygne; and

          2. approval and adoption of an amendment to our certificate of incorporation that would impose certain restrictions upon the transfer of shares of Cygne common stock to designated persons that could result in the imposition of limitations on the use, for federal, state and city income tax purposes, of Cygne's carryforwards of net operating losses and certain federal income tax credits.

     In addition, I will be pleased to report on the affairs of Cygne and a discussion period will be provided for questions and comments of general interest to stockholders.

     YOUR BOARD OF DIRECTORS BELIEVES THAT IT IS IN THE BEST INTERESTS OF CYGNE THAT THE DIRECTORS NOMINATED BY CYGNE'S BOARD OF DIRECTORS ARE ELECTED AND THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION BE ADOPTED. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE PROPOSED NOMINEES AND FOR THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION.

     We look forward to greeting personally those stockholders who are able to be present at the meeting; however, whether or not you plan to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

     Thank you for your cooperation.


                                                       Very truly yours,

                                                       BERNARD M. MANUEL
                                                       Chief Executive Officer

                               CYGNE DESIGNS, INC.
                                  1410 BROADWAY
                            NEW YORK, NEW YORK 10018
                                 (212) 997-7767

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   ----------
                                                              New York, New York
                                                                November 9, 2000

     The annual meeting of stockholders of Cygne Designs, Inc. will be held at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York on December 5, 2000 at 3:00 p.m. (local time) for the following purposes:

          1. To elect two directors to serve until the next annual meeting of stockholders or until their respective successors shall have been duly elected and qualified to serve.

          2. To consider and vote upon a proposal to approve and adopt an amendment to Cygne's certificate of incorporation that would impose certain restrictions upon the transfer of shares of Cygne common stock to designated persons that could result in the imposition of limitations on the use, for federal, state and city income tax purposes, of Cygne's carryforwards of net operating losses and certain federal income tax credits.

          3. To transact such other business as may properly come before the annual meeting.

     The full text of the proposed amendment to Cygne's certificate of incorporation is included as Appendix A to the attached proxy statement. Cygne's board of directors unanimously recommends that you vote FOR both this amendment and the election of the directors nominated by the board of directors.

     Only stockholders of record at the close of business on November 1, 2000 will be entitled to notice of, and to vote at, the annual meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at our corporate headquarters at the address specified above.

     Whether or not you expect to attend the annual meeting, your proxy vote is important. Stockholders who are unable to attend the meeting in person are requested to sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.

                                           By Order of the Board of Directors

                                           ROY E. GREEN
                                           Secretary

                              CYGNE DESIGNS, INC.
                                  1410 BROADWAY
                            NEW YORK, NEW YORK 10018

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

     The annual meeting of stockholders of Cygne Designs, Inc. will be held on December 5, 2000, at 3:00 p.m. (local time) at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York. Copies of this proxy statement, the attached notice of annual meeting of stockholders and the enclosed proxy card are being mailed to stockholders on or about November 9, 2000.


                            ABOUT THE ANNUAL MEETING

WHAT IS THE PURPOSE OF THE MEETING?

     At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors and proposed amendment to our certificate of incorporation. In addition, our management will report on the performance of Cygne during the fiscal year ended January 29, 2000 and respond to questions from stockholders.

WHO IS ENTITLED TO VOTE AT THE MEETING?

     Only stockholders of record at the close of business on the record date, November 1, 2000, are entitled to receive notice of and to vote at the annual meeting.

WHAT ARE THE VOTING RIGHTS OF CYGNE STOCKHOLDERS?

     Each stockholder is entitled to cast one vote for each share of common stock that he or she held as of the record date on each matter to be voted upon at the meeting or any postponements or adjournments of the meeting.

WHAT CONSTITUTES A QUORUM?

     In order to carry on the business of the meeting, there must be a quorum. This means at least a majority of the outstanding shares eligible to vote on the record date must be represented at the meeting, either by proxy or in person. As of the record date, 12,438,038 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

HOW DO PROXIES WORK?

     The board of directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the annual meeting in the manner you direct. You may vote for all, some or none of our director candidates.

You may also vote for or against, or abstain from voting on, the approval and adoption of the proposed amendment to our certificate of incorporation.

HOW DO I VOTE?

     You may vote in person at the meeting or by proxy by completing and mailing the enclosed proxy card. The board of directors recommends that you vote by proxy even if you plan to attend the meeting. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

HOW DO I VOTE BY TELEPHONE OR ELECTRONICALLY?

     If your shares are registered in the name of a bank or brokerage firm, you may be able to vote electronically through the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in ADP's program. If you do not wish to vote by telephone or electronically through the Internet, or if your form does not reference telephone or Internet voting information, you should complete and return the enclosed paper proxy card. IF YOU VOTE BY TELEPHONE OR ELECTRONICALLY USING THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.

CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?

     Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of Cygne either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

WHAT ARE THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS?

     The board of directors recommends a vote:
        o   For election of the nominated directors; and
        o For approval and adoption of an amendment to our certificate of incorporation that would impose certain restrictions upon the transfer of shares of Cygne common stock to designated persons that could result in the imposition of limitations on the use, for federal, state and city income tax purposes, of Cygne's carryforwards of net operating losses and certain federal income tax credits.

     If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director nominees and in favor of the approval and adoption of the proposed amendment to our certificate of incorporation. If any other matters are properly presented for consideration at the meeting, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent on those matters as recommended by the board of directors. If the board does not make a recommendation, then they will vote in accordance with their best judgment.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     Election of Directors. The affirmative vote of a plurality of votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether or not there is a quorum present.

     Amendment of Our Certificate of Incorporation. The affirmative vote of a majority of the outstanding shares of our common stock will be required to approve the proposed amendment to our certificate of incorporation. A properly executed proxy marked "ABSTAIN" with respect to this matter will not be voted. Therefore, any abstention will have the effect of a negative vote. Similarly, because broker non-votes, which occur when a broker returns a proxy but does not have authority to vote on a particular proposal, will not be voted, broker non-votes will also have the effect of a negative vote.

     Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Therefore, any abstention will have the effect of a negative vote. The effect of a broker non-vote will depend on the vote required to approve the other item. If approval of a majority of the outstanding shares is required, a broker non-vote will have the effect of a vote against the matter. In all other situations, such shares will not be counted in determining the number of shares necessary for approval, although they will be counted for determining whether a quorum is present.

     If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

VOTING AGREEMENT BY PRINCIPAL STOCKHOLDER

     Bernard Manuel, our chairman and chief executive officer, owns 4,946,975 shares of our outstanding common stock, representing approximately 40.0% of our outstanding common stock. Mr. Manuel has agreed to vote his shares of common stock in favor of the adoption of an amendment to our certificate of incorporation. See "Beneficial Ownership of Common Stock."

WHO IS SOLICITING THESE PROXIES?

     The board of directors of Cygne is soliciting the execution and return of the enclosed proxy card for the purposes set forth in the notice of meeting. We will bear the costs incidental to soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, telefax, personal interviews and other methods of communication. Although we have no present plans to hire paid solicitors to assist us in obtaining proxies, we may do so if we determine it will be helpful in obtaining stockholder approval of the matters to be voted upon at the meeting. We will pay all the fees and expenses of any firm engaged by us.

     STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IN ORDER TO AVOID UNNECESSARY EXPENSE, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY, NO MATTER HOW LARGE OR HOW SMALL YOUR HOLDINGS MAY BE.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information as of September 30, 2000 regarding the beneficial ownership of our common stock by (i) each person known by us to own beneficially more than five percent of our outstanding common stock; (ii) each director and nominee for election as a director of Cygne; (iii) each executive officer named in the Summary Compensation Table (see "Executive Compensation"); and (iv) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.



                                                                        AMOUNT AND NATURE
                                                                          OF BENEFICIAL            PERCENTAGE OF
                                                                       OWNERSHIP OF CYGNE              CYGNE
NAME AND ADDRESS                                                        COMMON STOCK (1)           COMMON STOCK
----------------                                                       ------------------          ------------
James G. Groninger (2) .............................................            24,000                    *
Bernard M. Manuel (3) ..............................................         5,001,975                  40.0%
Roy E. Green (4) ...................................................            80,000                    *
Directors and executive officers as a group (3 persons) (5) ........         5,105,975                  40.0%



----------
* Less than one percent.

  (1) A person has beneficial ownership over shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares.

  (2) Includes 22,000 shares issuable pursuant to options which are exercisable within 60 days of September 30, 2000. Does not include 2,000 shares which are the subject of options which are not exercisable within 60 days of September 30, 2000.

  (3) Includes 55,000 shares issuable pursuant to options. Mr. Manuel's address is c/o Cygne, 1410 Broadway, New York, New York 10018.

  (4) Consists of shares issuable pursuant to options.

  (5) Includes 157,000 shares issuable pursuant to options which are exercisable within 60 days of September 30, 2000. See notes 2, 3 and 4.

                      PROPOSAL NO. 1--ELECTION OF DIRECTORS

     The board of directors currently has two members, both of whom are nominees for re-election. The board of directors proposes that the nominees below be elected for a term of one year or until their successors are duly elected and qualified. Should one or more of these nominees be unable to accept nomination or election as a director, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent for such other persons as the board of directors may recommend.

     The nominees standing for election are:


                                                YEAR FIRST
NOMINEE                          AGE          BECAME DIRECTOR    PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
-------                          ---          ---------------    -----------------------------------------------
James G. Groninger ............  56                1993              President of The BaySouth Company since
                                                                        January 1995.

Bernard M. Manuel .............  53                1988             Chief executive officer of Cygne since
                                                                       October 1988 and chairman of the board
                                                                       since December 1989.



----------

  Mr. Groninger is a director of Layton BioScience, Inc. and NPS
   Pharmaceuticals.


BOARD COMMITTEES

     In September 1993 we established an audit committee and a compensation committee. Mr. Groninger is the sole member of the compensation committee and the audit committee. The audit committee reviews our annual audit and meets with our independent accountants to review our internal controls and financial management practices. The compensation committee reviews compensation practices, recommends compensation for our executives and key employees and functions as the committee under our 1993 Stock Option Plan. Each of the compensation committee and the audit committee met once during the year ended January 29, 2000.

BOARD MEETINGS

     During the fiscal year ended January 29, 2000, our board of directors held three meetings. Each director attended at least 75% of the meetings of the board of directors held when he was a director and of all committees of the board of directors on which he served.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS.

                             EXECUTIVE COMPENSATION

     The following table provides information concerning all cash and non-cash compensation awarded to, earned by or paid to our chief executive officer and our only other executive officer at January 29, 2000.

                           SUMMARY COMPENSATION TABLE


                                                     ANNUAL COMPENSATION                              ALL
                                                -----------------------------                        OTHER
                                                YEAR                   SALARY                   COMPENSATION(1)
                                                ----                   ------                   ---------------
Bernard M. Manuel ............................  1999                  $400,000                     $  941(2)
  Chairman of the Board                         1998                   403,000                      1,001(2)
  and Chief Executive Officer                   1997                   448,620                      1,224(2)

Roy E. Green .................................  1999                   245,000                      3,141(3)
  Senior Vice President--Chief                  1998                   245,000                      3,685(3)
  Financial Officer, Treasurer                  1997                   245,000                      3,181(3)
  and Secretary



----------
(1) Consists of certain insurance premiums on term life insurance paid by Cygne for the benefit of the named individuals, except as otherwise indicated.

(2) Includes $818, $822 and $999 for years 1999, 1998 and 1997, respectively, representing Cygne's matching contribution pursuant to its 401(k) defined contribution plan.

(3)   Includes $2,251, $2,425 and $2,425 for years 1999, 1998 and 1997, respectively, representing Cygne's matching contribution pursuant to its 401(k) defined contribution plan.



     During the fiscal year ended January 29, 2000, no options were granted to the executive officers named in the Summary Compensation Table.

     The following table sets forth at January 29, 2000 the number of options and the value of unexercised options held by each of the executive officers named in the Summary Compensation Table.



                           AGGREGATED OPTION EXERCISES
              IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                                                             NUMBER OF UNEXERCISED       VALUE OF UNEXERCISED,
                                                                OPTIONS HELD AT         IN-THE-MONEY OPTIONS AT
                               SHARES                          FISCAL YEAR END (#)         FISCAL YEAR END (1)
                             ACQUIRED ON        VALUE      -------------------------   ---------------------------
    NAME                     EXERCISE (#)     REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
    ----                     ------------     --------     -----------  -------------  -----------   -------------
Bernard M. Manuel .........       --             --          55,000          --          $  0           $  0
Roy E. Green ..............       --             --          80,000          --          $  0           $  0



----------
(1) Based on the closing stock price of our Common Stock on January 28, 2000 of $0.19.

EMPLOYMENT AGREEMENTS

     We currently have employment agreements with Bernard M. Manuel, our chairman and chief executive officer, and Roy Green, our senior vice president--chief financial officer, treasurer and secretary. These employment agreements, which currently expire on April 30, 2001, provide for their automatic renewal for successive one year terms unless either party notifies the other to the contrary at least 90 days prior to their expiration. The employment agreements require each employee to devote substantially all of his time and attention to our business as necessary to fulfill his duties. Under these employment agreements Messrs. Manuel and Green are currently entitled to an annual salary at a rate of $570,047 and $245,000, respectively, subject to annual cost of living increases, although Mr. Manuel has accepted a reduction in salary to $400,000. The employment agreements also provide for the payment of bonuses in such amounts as may be determined by the board. Under the employment agreements, the employee may terminate his employment upon 30 days' notice. The employment agreements provide that in the event the employee's employment is terminated by us at any time for any reason other than justifiable cause, disability or death, or we fail to renew the agreement at any time within two years following a "Change of Control of the Company," we must pay the employee his base salary and permit participation in benefit programs for the greater of
(i) the remaining term of the agreement or (ii) two years in the case of Mr. Manuel and one year in the case of Mr. Green. In the event we elect not to renew the agreement (other than within two years following a "Change in Control of the Company"), we will, (a) in the case of Mr. Manuel, pay him a severance payment equal to the lesser of (i) two months' salary plus one-sixth of his most recently declared bonus for each year he has been employed by us or (ii) one year's annual salary, and (b) in the case of Mr. Green, pay him a severance payment equal to the lesser of (i) one month's salary plus one-twelfth of his most recently declared bonus for each year he has been employed by us or (ii) six months' salary. Each agreement contains confidentiality provisions, whereby each executive agrees not to disclose any confidential information regarding us, as well as non-competition covenants. The non-competition covenants survive the termination of an employee's employment for the greater of (i) the remaining term of the agreement or (ii) two years in the case of Mr. Manuel and one year in the case of Mr. Green.

     For purposes of the employment agreements, a "Change in Control of the Company" shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of Cygne in which Cygne is not the continuing or surviving corporation or pursuant to which shares of our common stock would be converted into cash, securities or other property, other than a merger of Cygne in which the holders of our common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of our assets, or (ii) our stockholders shall approve any plan or proposal for liquidation or dissolution of Cygne or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of 40% or more of our outstanding common stock other than pursuant to a plan or arrangement entered into by such person and us, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire board of directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by our stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     The employment agreements also provide that if, in connection with a change of ownership or control of Cygne or a change in ownership of a substantial portion of our assets (all within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), an excise tax is payable by the employee under Section 4999 of the Code, then we will pay to the employee additional compensation which will be sufficient to enable the employee to pay such excise tax as well as the income tax and excise tax on such additional compensation, such that, after the payment of income and excise taxes, the employee is in the same economic position in which he would have been if the provisions of Section 4999 of the Code had not been applicable.

COMPENSATION OF DIRECTORS

     Each non-employee director receives $3,500 for each board of directors meeting attended, and $1,500 for each meeting of any committee of the board of directors attended. In addition, directors who are not employees are compensated through stock options.

     We adopted a Stock Option Plan for Non-Employee Directors (the "Directors' Plan"), pursuant to which options to acquire a maximum aggregate of 100,000 shares of common stock may be granted to non-employee directors. Options granted under the Directors' Plan do not qualify as incentive stock options within the meaning of Section 422 of the Code. The Directors' Plan provides for the automatic grant to each of our non-employee directors of (1) an option to purchase 10,000 shares of common stock on the date of such director's initial election or appointment to the board to directors, and (2) an option to purchase 2,000 shares of common stock on each annual anniversary of such election or appointment, provided that such individual is on such anniversary date a non-employee director. The options have an exercise price of 100% of the fair market value of our common stock on the date of grant, have a ten-year term and become exercisable in four equal annual installments commencing on the first anniversary of the grant thereof, subject to acceleration in the event of a change of control (as defined in the Directors' Plan). The options may be exercised by payment in cash, check or shares of common stock. On April 15, 1993 Mr. Groninger was elected as a director of Cygne and was granted an option to purchase 10,000 shares of common stock at a purchase price of $4.00 per share, the fair market value of the common stock on the date of grant. On each of April 15, 1994, April 15, 1995, April 15, 1996, April 15, 1997, April 15, 1998, April
15, 1999, and April 15, 2000, the anniversary dates of his initial election to the board of directors, Mr. Groninger was granted options to purchase 2,000 shares of common stock at a purchase price of $23.50, $11.75, $1.75, $0.687, $0.281, $0.156, and $0.234 per share, respectively, the fair market values of our common stock on the dates of grant.

     On September 20, 1996, we engaged in the Ann Taylor Disposition. As a result of the Ann Taylor Disposition, a change in control under the Directors' Plan was deemed to have occurred and all options granted under the Directors' Plan prior to September 20, 1996 became vested.

     On November 15, 1999, with an effective date of October 31, 1999, we sold our Israeli based Knit business to Jordache Limited. As a result of this disposition, a change in control under the Director's Plan was deemed to have occurred and all options granted after September 20, 1996 and before November 16, 1999 became vested.

                          COMPENSATION COMMITTEE REPORT

     The compensation committee of our board of directors advises our chief executive officer and our board of directors on compensation matters and reviews and recommends the appropriate compensation of executives and key personnel. The compensation committee is also responsible for administrating Cygne's stock option plan. The compensation committee is comprised of one director.

COMPENSATION PHILOSOPHY AND PRACTICES

     Cygne is a private label manufacturer of women's apparel. The central goal of the compensation committee is to ensure that Cygne's remuneration policy is such that Cygne is able to attract, retain and reward capable employees who can contribute both short- and longer-term to the success of Cygne. Equity participation and a strong alignment to stockholders' interest are key elements of Cygne's compensation philosophy. Cygne's executive compensation program consists of three parts: base salary, annual bonus and stock options.

     Base salary represents the fixed component of the executive compensation program. We determine base salary levels based on an annual review of marketplace competitiveness with similar companies, and on internal relationships. We periodically increase base salary in accordance with an individual's contributions to Cygne's overall performance, relative marketplace competitiveness levels, length of service and the industry's annual competitive pay practice movement.

     The compensation committee, which administers Cygne's stock option plan, believes that one important goal of the executive compensation program should be to provide executives, key employees and consultants who have significant responsibility for the management, growth and future success of Cygne with an opportunity to increase their ownership and potentially gain financially from Cygne's stock price increases. This approach ensures that the best interests of the stockholders, executives and employees will be closely aligned. Therefore, executive officers and other key employees of Cygne are granted stock options from time to time, giving them a right to purchase shares of our common stock at a specified price in the future. The grant of options is based primarily on an employee's potential contribution to Cygne's growth and financial results. In determining the size of option grants, the compensation committee considers the number of options owned by such officer, the number of options previously granted and currently outstanding, and the aggregate size of the current option grants. Options generally are granted at the prevailing market value of our common stock and will only have value if Cygne's stock price increases. Generally, options become exercisable in equal amounts over four years and the individual must be employed by Cygne for such options to become exercisable. No options were granted to executive officers of Cygne during the fiscal year ended January 29, 2000.

     No bonuses were awarded to executive officers for the year ended January 29, 2000.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to the chief executive officer or any of the four other highest paid executive officers, excluding performance-based compensation. It is possible that at least some of the cash and equity-based compensation paid or payable to our executive officers will not quality for this performance-based compensation exclusion. The compensation committee will continue to monitor the potential impact of Section 162(m) on our ability to deduct executive compensation.

1999 COMPENSATION TO CHIEF EXECUTIVE OFFICER

     The base salary for Mr. Manuel during 1999 was $570,047, which has been unchanged since June 1994 except for contractually provided cost of living adjustments. The compensation committee determined during 1999 that, in light of Cygne's financial condition, it was not appropriate to increase Mr. Manuel's salary. In addition, in June 1995, Mr. Manuel accepted a reduction in salary to $400,000 that remains in effect. During the fiscal year ended January 29, 2000, Mr. Manuel was not granted any stock options.

                                                 Respectfully submitted,
                                                 JAMES G. GRONINGER


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the Securities and Exchange Commission reports of ownership and changes in ownership of any securities of the Company. To the Company's knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended January 29, 2000, all required filings were made on a timely basis.

                                 PROPOSAL NO. 2

                     APPROVAL OF AMENDMENT TO CERTIFICATE OF
                       INCORPORATION TO PLACE RESTRICTIONS
                           ON TRANSFER OF COMMON STOCK

GENERAL

     At the meeting, stockholders will consider and vote upon a proposal providing for an amendment (the "Stock Transfer Amendment") to Cygne's certificate of incorporation that would impose certain restrictions upon the transfer of shares of Cygne common stock to designated persons (the "Stock Transfer Restrictions"). It is currently possible that certain future transfers of Cygne's capital stock could result in the imposition of limitations on the ability of Cygne to utilize its carryforwards of net operating losses for federal, state and city income tax purposes and certain federal income tax credits. Our board of directors believes that it is advisable and in the best interests of Cygne to attempt to prevent the imposition of such limitations by adopting the amendment described below.

     The proposed Stock Transfer Restrictions will be effected by means of an amendment to Cygne's certificate of incorporation. As such, pursuant to the Delaware General Corporation Law, no appraisal rights will be available to dissenting stockholders under Delaware law. The text of the proposed Stock Transfer Amendment is contained as a proposed new Article XI to our certificate of incorporation. The text of the proposed new Article XI to our certificate of incorporation is attached as Exhibit A to this proxy statement. The discussion set forth below is qualified in its entirety by reference to Exhibit A.

BACKGROUND REGARDING DELAWARE LAW

     Under the laws of the State of Delaware, Cygne's jurisdiction of incorporation, a corporation may provide in its certificate of incorporation or by-laws that a transfer of a security of the corporation to designated persons or classes of persons may be prohibited so long as the designation of the persons or classes of persons is not manifestly unreasonable. Under Delaware law, a restriction on the transfer of shares of common stock of a company for the purpose of maintaining any tax advantage is conclusively presumed to be for a reasonable purpose. The transfer restriction must be noted conspicuously on the certificate representing the shares to be enforceable against the holder of the restricted shares or any successor or transferee of the holder. If the restriction is not conspicuously noted on the certificate representing the shares, Delaware law provides that the restriction is ineffective except against a person with actual knowledge of the restriction. Finally, no restriction so imposed is binding with respect to shares issued prior to the inclusion of such restrictions in the certificate of incorporation or by-laws unless the holders of such shares agree thereto or vote in favor thereof.

REASONS FOR ADOPTION OF STOCK TRANSFER AMENDMENT

     The restrictions imposed by the proposed Stock Transfer Amendment are designed to restrict transfers of shares of our common stock that could result in the imposition of limitations on the use, for federal, state and city income tax purposes, of our carryforwards of net operating losses and certain federal income tax credits. We estimate that we had, as of January 29, 2000, the last day of our most recent fiscal year, carryforwards of net operating losses of approximately $114 million. For federal income tax purposes, the carryforwards of net operating losses will expire in Cygne's taxable years ending 2011 through 2015. Net operating losses benefit Cygne by offsetting taxable income dollar-for-dollar by the amount of the net operating losses, thereby eliminating (subject to a relatively minor alternative minimum tax) the federal corporate tax on such income. The maximum federal corporate tax rate is currently 35%. Because the amount and timing of our taxable income, if any, in the current fiscal year and thereafter cannot be accurately predicted, it is not presently feasible to estimate the amount, if any, of carryforwards that ultimately may be used to reduce our federal income tax liability.

     The benefit of Cygne's existing and future loss and credit carryforwards can be reduced or eliminated if we undergo an "ownership change," as defined in
Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, an "ownership change" occurs if one or more stockholders, any of whom owns five percent or more in value of a company's capital stock, increase their aggregate percentage ownership by more than 50 percentage points over the lowest percentage of stock owned by such stockholders over the preceding three-year period. For this purpose, all holders who each own less than five percent of a company's capital stock generally are treated together as one five-percent stockholder. In addition, certain attribution rules, which generally attribute ownership of stock to the ultimate beneficial owner thereof without regard to ownership by nominees, trusts, corporations, partnerships or other entities, are applied to determine the level of stock ownership of a particular stockholder. If a principal purpose of the issuance, transfer or structuring of an option (including a warrant) to acquire stock is to avoid or ameliorate the impact of an "ownership change," and the issuance, transfer or structuring of the option satisfies the ownership, control or income test under the applicable Treasury regulations, such option may be treated as if it had been exercised for purposes of determining whether an "ownership change" has occurred. All percentage determinations are based on the fair market value of a company's capital stock, including, if any, preferred stock that is voting or convertible or otherwise participates in corporate growth and certain other interests in Cygne.

     Transactions in the public markets among stockholders owning less than five percent of the equity securities are not included in the calculation, but acquisitions by a stockholder causing that person to become a five percent or more stockholder are treated as a five percentage point change in ownership, regardless of the size of the purchase that caused the threshold to be exceeded. As examples, if a single stockholder owning 10% of our equity securities acquired an additional 50.1% of our equity securities in a three-year period, a change of ownership would occur. Similarly, if ten persons, none of whom owned our equity securities, each acquired at least 5% of our equity securities within the three-year period (so that such ten persons own, in the aggregate, more than 50%), an ownership change would occur.

     If Cygne were to undergo an "ownership change," the amount of future taxable income of Cygne that could be offset in any year by its carryforwards of net operating losses and credits incurred prior to such "ownership change" could not exceed an amount equal to the product obtained by multiplying (i) the aggregate value of Cygne's outstanding capital stock immediately prior to the "ownership change" (reduced by certain capital contributions made during the immediately preceding two years and certain other items) by (ii) the federal long-term tax-exempt interest rate (5.79% at September 2000). We would incur corporate income tax on any future taxable income during a given year in excess of such limitation. Because the aggregate value of Cygne's outstanding stock and the federal long-term tax-exempt interest rate fluctuate, it is impossible to predict with any accuracy the annual limitation upon the amount of Cygne's taxable income that could be offset by such loss carryforwards and credits were an "ownership change" to occur in the future. However, assuming a total share value of $4 million and a 5.79% interest rate, an ownership change would result in Cygne having available $231,600 of net operating losses for each year of the net operating losses' remaining life. While the carryovers not used as a result of this limitation would remain available to offset variable income in future years (again, subject to the limitation), an ownership change could significantly defer the utilization of the carryovers, accelerate payment of federal income tax and cause nearly all of the carryovers to expire unused. Specifically, to continue the preceding example, a maximum of $2,316,000 in net operating losses would be available to us over the next ten years, as opposed to the current $114 million.

DESCRIPTION AND EFFECT OF PROPOSED STOCK TRANSFER AMENDMENT

     The following is a brief summary of the proposed transfer restrictions. This summary is qualified in its entirety by reference to the full text of the proposed transfer restrictions. You are urged to read the transfer restrictions set forth in Exhibit A to this proxy statement in their entirety.

     The certificate of incorporation generally will restrict any direct or indirect transfer of Cygne "stock" (which term, for purposes of the Stock Transfer Restrictions, includes our common stock and any other equity security of Cygne treated as "stock" under Section 382 of the Code) if the effect would be to increase the ownership of our stock by any person who, during the preceding three-year period, owned 5.0% or more of our stock, would otherwise increase the percentage of stock owned by a "5 percent stockholder" (as defined in Section 382 of the Code), or otherwise would cause an ownership change of Cygne within the meaning of Section 382 of the Code (any such event being referred to as a "Restricted Transfer " and any person who is, or by reason of a transfer will become, a 5% stockholder (as defined in Section 382 of the Code) being referred to as a "Restricted Holder"). Transfers included under the Stock Transfer Restrictions include sales to persons whose resulting percentage ownership would exceed the thresholds discussed above, or to persons whose ownership of shares would by attribution cause another person to exceed such thresholds, as well as sales by persons who exceeded such thresholds prior to the Stock Transfer Restrictions becoming effective. Numerous rules of attribution, aggregation and calculation prescribed under the Code (and related U.S. Treasury regulations) will be applied in determining whether the 5% threshold has been met and whether a group of less than 5% stockholders will be treated as a "public group" that is a 5% stockholder under Section 382 of the Code. As a result of these attribution rules, the Stock Transfer Restrictions could result in prohibiting ownership of our stock as a result of a change in the relationship between two or more persons or entities, or a transfer of an interest other than our stock, such as an interest in an entity that, directly or indirectly, owns Cygne stock. The Stock Transfer Restrictions may also apply to proscribe the creation or transfer of certain "options" (which are broadly defined by Section 382 of the Code) in respect of our stock to the extent, generally, that exercise of the option would result in a proscribed level of ownership.

     Generally, the Stock Transfer Restrictions will be imposed only with respect to the amount of the Cygne's stock (or options with respect to Cygne's stock) purportedly transferred in excess of the threshold established in the Stock Transfer Restrictions. In any event, the restrictions will not prevent a transfer to Bernard Manuel or if the purported transferee obtains the approval of the board of directors, which approval shall be granted or withheld in the sole and absolute discretion of the board of directors, after considering all facts and circumstances including but not limited to future events deemed by the board of directors to be reasonably possible.

     In order for the Stock Transfer Restrictions to be effectively enforced, the Stock Transfer Amendment will further provide that a Restricted Holder will be required, prior to the date of any proposed transfer, to request in writing that the board of directors review the proposed transfer and authorize or not authorize such proposed transfer. Any transfer attempted to be made in violation of the Stock Transfer Restrictions will be null and void. In the event of an attempted or purported transfer involving a sale or disposition of capital stock in violation of the Stock Transfer Restrictions, the transferor shall remain the owner of such shares. In the event of an attempted or purported transfer involving the purchase or acquisition by a Restricted Holder in violation of the Transfer Restrictions, Cygne shall be deemed to be the exclusive and irrevocable agent for the transferor of such capital stock. Cygne shall be such agent for the limited purpose of consummating a sale of such shares to a person who is not a Restricted Holder (an "eligible transferee"), which may include, without limitation, the transferor. The record ownership of the subject shares shall remain in the name of the transferor until the shares have been sold by Cygne or its assignee, as agent, to an eligible transferee and the purported transferee would not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such stock, or in the case of options, receiving stock in respect of their exercise.

     Our board of directors has the discretion to approve a transfer of stock that would otherwise violate the Stock Transfer Restrictions see "--Board Power To Waive Stock Transfer Restrictions." In deciding whether to approve any proposed Restricted Transfer of capital stock by or to a Restricted Holder, our board of directors may seek the advice of counsel with respect to Cygne's preservation of its federal, state and local income tax attributes pursuant to
Section 382 of the Code and may request all relevant information from the Restricted Holder with respect to all capital stock directly or indirectly owned by such Restricted Holder. Any Restricted Holder who makes such a request of the board of directors to transfer shares of capital stock shall reimburse Cygne, on demand, for all costs and expenses incurred by Cygne with respect to any proposed transfer of capital stock, including, without limitation, Cygne's costs and expenses incurred in determining whether to authorize that proposed Restricted Transfer.

     The Stock Transfer Amendment provides that any person who knowingly violates the Stock Transfer Restrictions or any persons in the same control group with such person shall be jointly and severally liable to Cygne for, and shall indemnify and hold Cygne harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in or elimination of Cygne's ability to use its net operating losses.

     The Stock Transfer Restrictions will not apply to (i) any transfer described in Section 382(1)(3)(B) of the Code (relating to transfers upon death or divorce and certain gifts) if the transferor held the stock transferred for longer than the entire three-year period preceding the date of the transfer,
(ii) any sale of our common stock by a person who owns more than 5% of our outstanding common stock on the date of this proxy statement if such sale would not result in a net increase in the amount of stock owned by 5% stockholders (as determined for purposes of Section 382 of the Code) during the three-year period ending on the date of such sale, provided such sale would not otherwise be prohibited under the Stock Transfer Restrictions but for such transferor's ownership of stock of Cygne, and (iii) any transfer which the board of directors has approved in writing, which approval may be given in the sole and absolute discretion of our board of directors after considering all facts and circumstances, including but not limited to future events the occurrence of which are deemed to be reasonably possible. Such approval may be granted if, in the judgment of the board of directors, the benefits of doing so outweigh the costs of limitations on the availability of the net operating losses.

     We believe that, as of the date of this proxy statement, the only stockholder that would, or may, be treated under Section 382 of the Code as beneficially owning 5% or more of our stock is Bernard Manuel. See "Beneficial Ownership of Common Stock." There may be other stockholders that beneficially own 5% or more of our stock, although we are not aware of any such stockholders. Except as discussed below (including the discussion of the board of directors' power to waive the Stock Transfer Restrictions), the Stock Transfer Restrictions would restrict any other person or entity (or group thereof) from acquiring sufficient stock of Cygne to cause such person or entity to become the owner of 5% or more of our stock, and would prohibit persons that own over 5% of our stock generally from increasing their ownership of our stock, without obtaining the approval of our board of directors.

     Assuming adoption by stockholders of the Stock Transfer Amendment, Article XI will provide that all certificates representing shares of our Common Stock must bear the following legend:

     "The Certificate of Incorporation (the "Certificate") of the Corporation contains restrictions prohibiting the sale, transfer, disposition, purchase or acquisition of any capital stock, without the authorization of the Board of Directors of the Corporation (the "Board of Directors"), by or to any holder (a) who beneficially owns directly or through attribution (as generally determined under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code")) five percent or more of the value of the then issued and outstanding shares of capital stock of the Corporation or
     (b) who, upon the sale, transfer, disposition, purchase or acquisition of any capital stock of the Corporation, would beneficially own directly or through attribution (as generally determined under Section 382 of the Code) five percent or more of the value of the then issued and outstanding capital stock of the

     Corporation, if that sale, transfer, disposition, purchase or acquisition would, in the sole discretion and judgment of the Board of Directors, jeopardize the Corporation's preservation of its federal income tax attributes pursuant to Section 382 of the Code and is not otherwise in the best interests of the Corporation and it stockholders. The Corporation will furnish without charge to the holder of record of this certificate a copy of the Certificate containing the above-referenced restrictions on transfer of stock, upon written request to the Corporation at its principal place of business."


     We intend to issue instructions to or make arrangements with the transfer agent for our common stock to implement the Stock Transfer Restrictions. These instructions or arrangements may result in the delay or refusal of transfers initially determined by the transfer agent to be in violation of the Stock Transfer Restrictions, including such transfers as might be ultimately determined by Cygne and its transfer agent not to be in violation of such restrictions. We believe that such delays would be minimal but could occur at any time while the Stock Transfer Restrictions arein effect.

PROPOSED AMENDMENT NO GUARANTEE

     Although the Stock Transfer Amendments are intended to reduce the likelihood of an ownership change, it will not prevent all transfers that might result in an "ownership change." Furthermore, certain changes in relationships and other events not addressed by the Stock Transfer Amendments could cause Cygne to undergo an "ownership change." Section 382 of the Code is an extremely complex provision with respect to which there are many uncertainties. In addition, we have not requested a ruling from the IRS regarding the effectiveness of the Stock Transfer Amendment and, therefore, there can be no assurance that the IRS will agree that the Stock Transfer Amendment is effective for purposes of Section 382 of the Code. In addition, the Stock Transfer Amendment does not apply to Bernard Manuel, who currently owns approximately 40.0% of our stock. Further, our board of directors may determine in its sole discretion to permit a Restricted Transfer that results in an "ownership change" if it determines that such transfer is in the best interests of Cygne. As a result of the foregoing, the Stock Transfer Amendment serves to reduce, but does not eliminate, the risk that Cygne will undergo an ownership change. In addition, although we believe that no "ownership change" has occurred as of the date of this proxy statement since December 15, 1989, we cannot assure you that Cygne has not already undergone an "ownership change." Finally, we cannot assure you that upon audit, the IRS would agree that all of Cygne net operating loss, capital loss and tax credit carryforwards are allowable. Our board of directors nevertheless believes that the adoption of the Stock Transfer Amendment is in the best interests of Cygne because it discourages transfers that could cause or contribute to an "ownership change."

     Even if the Stock Transfer Restrictions are approved, we cannot assure you that the Stock Transfer Restrictions or portions thereof will be enforceable in Delaware courts. Under Delaware law, the Stock Transfer Restrictions are not binding with respect to shares issued prior to the adoption of the Stock Transfer Restrictions unless the holder of the shares voted in favor of the Stock Transfer Amendment. For the purpose of determining whether a stockholder is subject to the Stock Transfer Restrictions, we intend to take the position that all shares were voted in favor of the Stock Transfer Amendment unless the contrary is established to our satisfaction. We also intend in certain circumstances to assert the position that stockholders have waived the right to challenge or are estopped from challenging the enforceability of the Stock Transfer Restrictions, regardless of whether they voted in favor of the Stock Transfer Amendment.

BOARD POWER TO WAIVE STOCK TRANSFER RESTRICTIONS

     The board of directors has the discretion to approve a transfer of stock that would otherwise violate the Stock Transfer Restrictions. If the board of directors decides to permit a transfer that would otherwise violate the Stock Transfer Restrictions, that transfer or later transfers may result in an ownership change that would limit the use of our net operating losses. The board of directors would only permit such an attempted transfer after making the determination that it is in the best interests of Cygne and its stockholders, after consideration of the risk that an ownership change might occur and any other factors that the board deems relevant (including possible future events). The board of directors may grant such a waiver in order to raise additional capital or to acquire a business.

     As a result of the foregoing, the Stock Transfer Restrictions serve to reduce, but not necessarily eliminate, the risk that Section 382 of the Code will cause the limitations described above on the use of tax attributes of Cygne.

OTHER CONSIDERATIONS

     Because some corporate takeovers occur through the acquiror's purchase, in the public market or otherwise, of sufficient stock to give it control of a company, any provision that restricts the transferability of shares can have the effect of preventing such a takeover. The Stock Transfer Amendment, if adopted, may be deemed to have an "anti-takeover" effect because it will restrict the ability of a person, entity or group to accumulate in the aggregate, through transfers of our common stock, more than five percent, in value, of our capital stock and the ability of persons, entities or groups other than Bernard Manuel now owning more than five percent, in value, of our capital stock from acquiring additional shares of our common stock without the approval of our board of directors, with the result that our board of directors may be able to prevent any future takeover attempt, in its discretion. Therefore, the Stock Transfer Amendment would discourage or prevent accumulations of substantial blocks of shares in which stockholders might receive a substantial premium above market value. Similarly, because the Stock Transfer Amendment operates to prevent the accumulation of more than five percent of Cygne common stock, it will discourage the assumption of control by third parties and tend to insulate management against the possibility of removal. These results might be considered disadvantageous by some stockholders. However, such disadvantages are outweighed, in the opinion of the board of directors, by the fundamental importance to our stockholders of maintaining the availability of our tax benefits. The board of directors is not aware of any efforts of others to take control of Cygne and has no present intent to propose any provisions designed to inhibit a change of control. The aforementioned "anti-takeover" effect of the proposed Stock Transfer Amendment is not, however, the reason for the Stock Transfer Restrictions. The board of directors has adopted and proposed the Stock Transfer Amendment in an effort to reduce the risk that Cygne may be unable to fully utilize the tax benefits described above as a result of future transfers of Cygne common stock.

     The board of directors believes that attempting to safeguard the tax benefits of Cygne as described above is in the best interests of Cygne and its stockholders. Nonetheless, the Stock Transfer Amendment, if adopted, could restrict a stockholder's ability to acquire additional shares of our common stock to the extent those shares exceed the specified limitations of the Stock Transfer Restrictions. Furthermore, a stockholder's ability to dispose of his common stock could be restricted as a result of the Stock Transfer Restrictions. The board of directors has the discretion to approve a transfer of the Company's common stock that would otherwise violate the Stock Transfer Restrictions. If the board of directors decides to permit a transfer that would otherwise violate the Stock Transfer Restrictions, that transfer or later transfers may result in an "ownership change" that would limit Cygne's use of its carryforwards. The board of directors intends to consider any such attempted transfer individually and determine at the time whether it is in the best interests of Cygne and its stockholders, after consideration of any factors that the board deems relevant, to permit such transfer notwithstanding that an "ownership change" may then occur.

POSSIBLE EFFECT ON LIQUIDITY

     The Stock Transfer Restrictions will restrict a stockholder's ability to acquire, directly or indirectly, additional stock of Cygne in excess of the specified limitations. Furthermore, a stockholder's ability to dispose of his Cygne stock (or any other stock of Cygne such stockholder may acquire) may be restricted as a result of the Stock Transfer Restrictions, and a stockholder's ownership of Cygne stock may become subject to the Stock Transfer Restrictions upon the actions taken by related persons. If the Stock Transfer Amendment is approved, Cygne would impose a legend reflecting the Stock Transfer Restrictions on certificates representing newly issued or transferred shares. This legend may result in a decreased valuation of our common stock due to the resulting restrictions on transfers to persons directly or indirectly owning or seeking to acquire a significant block of our common stock.

VOTE NEEDED FOR APPROVAL

     Pursuant to the Delaware General Corporation Law, approval and adoption of the proposed Stock Transfer Amendment requires the affirmative vote of a majority of the outstanding shares of Common Stock of Cygne, whether voted at the meeting in person or by proxy. The Stock Transfer Amendment, if approved, will become effective immediately following stockholder approval of the same and the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which we would do as soon as practicable following receipt of stockholder approval.

     Stockholders should be aware that a vote in favor of the Stock Transfer Amendment may result in a waiver of the stockholder's ability to contest the enforceability of the Stock Transfer Restrictions. Consequently, all stockholders should carefully consider this in determining whether to vote in favor of the Stock Transfer Restrictions. We intend to enforce vigorously the Stock Transfer Restrictions against all current and future holders of its stock.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THIS PROPOSAL NO. 2.

PERFORMANCE GRAPH

     The graph compares our performance from January 27, 1995, the first day of our 1995 fiscal year to January 29, 2000, the last business day of our fiscal year, against the cumulative total return of the S&P 500 Stock Index and the S&P Textile-Apparel Index.



           COMPARE CUMULATIVE TOTAL RETURN AMONG CYCLE DESIGNS, INC.,
             S&P 500 STOCK INDEX AND THE S&P TEXTILE-APPAREL INDEX


                                          [GRAPHICAL REPRESENTATION OF DATA CHART]
                                          1/27/95         2/2/96          1/31/97       1/30/98        1/30/99      1/29/00
                                          -------        -------          -------       -------        -------      -------
Cygne Designs, Inc. ...................    100.00          10.32             7.82          2.71           0.82         2.00
Total return S&P 500
    Stock Index .......................    100.00         139.00           175.00        222.00         295.00       342.00
Total return textile -
   Apparel Index ......................    100.00         111.00           153.00        152.00         135.00        89.00


                   ASSUMES $100 INVESTMENT ON JANUARY 27, 1995
        ASSUMES DIVIDEND REINVESTMENT FISCAL YEAR ENDING JANUARY 29, 2000

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Ernst & Young LLP have been our independent auditors during the 1999 fiscal year and will serve in that capacity in the 2000 fiscal year. A representative of Ernst & Young is expected to be present at the meeting where he will be available to respond to appropriate questions and have the opportunity to make a statement if he so desires.

           STOCKHOLDER PROPOSALS FOR 2001 ANNUAL STOCKHOLDERS' MEETING

      We must receive all stockholder proposals that are intended to be included in our proxy statement for our 2001 annual meeting of stockholders no later than April 19, 2001 at Cygne Designs, Inc., Attn: Secretary at 1410 Broadway, New York, New York 10018. If we are not notified of a stockholder proposal by February 8, 2001, then the proxies held by our management provide them with discretionary authority to vote against the stockholder proposal, even though the proposal is not discussed in the proxy statement.

                                  OTHER MATTERS

     We do not know of any matters that are to be presented for action at the annual meeting other than those set forth above. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

     Proxies will be solicited by mail and may also be solicited in person or by telephone by some of our regular employees.

                                         By Order of the Board of Directors
                                            ROY E. GREEN
                                            Secretary




New York, New York
November 9, 2000



     IF YOU WOULD LIKE TO RECEIVE A FREE COPY OF OUR ANNUAL REPORT ON FORM 10-K, YOU SHOULD REQUEST ONE IN WRITING FROM: CYGNE DESIGNS, INC., 1410 BROADWAY, NEW YORK, NEW YORK 10018, ATTENTION: ROY E. GREEN.

                                                                       EXHIBIT A

                TEXT OF PROPOSED NEW ARTICLE XI TO THE COMPANY'S
                          CERTIFICATE OF INCORPORATION

     "Limitation on Transfer of Shares. Except as expressly provided below in this Article XI, shares of capital stock of the Corporation are fully and freely transferable.

   A. Certain Transfers Prohibited.

          (i) No individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person under Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (each a "Person"), who (i) purports to purchase or acquire any shares of capital stock of the Corporation from the Corporation by the exercise of a warrant or option or otherwise or (ii) beneficially owns directly or through attribution (as determined under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code")) five percent or more of the value of the outstanding shares of capital stock of the Corporation or who, upon the acquisition of any shares of capital stock of the Corporation, would beneficially own directly or through attribution (as determined under Code Section 382) five percent or more of the value of the outstanding shares of capital stock of the Corporation (each such Person described in (i) or (ii) above being a "Restricted Holder"), shall sell, transfer or dispose, or purchase or acquire in any manner whatsoever, whether voluntarily or involuntarily, by operation of law or otherwise (any such sale, transfer, disposition, purchase, acquisition or contract being a "Transfer"), any shares of capital stock of the Corporation or any option, warrant or other right to purchase or acquire capital stock of the Corporation (such warrant, option or security being an "Option") or any securities convertible into or exchangeable for capital stock of the Corporation, except as authorized pursuant to this Article XI. For purposes of this Article XI, "capital stock" shall include the Common Stock and the Preferred Stock of the Corporation and any Option. Notwithstanding the preceding sentence, for purposes of determining whether a Person owns five percent or more of the value of the outstanding shares of capital stock of the Corporation, Options shall be taken into account to the extent taking such Options into account would cause a Person to become a Restricted Holder. Notwithstanding the provisions of this clause (i), nothing herein shall prohibit the acquisition or disposition by Bernard Manuel of any capital stock.

          (ii) The restrictions contained in this Article XI are for the purpose of reducing the risk that any change in stock ownership may jeopardize the preservation of the Corporation's federal, state and local income tax attributes. In connection therewith, and to provide for the effective policing of these provisions, a Restricted Holder who proposes to Transfer shares of capital stock shall, prior to the date of the proposed Transfer, request in writing (a "Request") that the Board of Directors of the Corporation review the proposed Transfer and authorize or not authorize the proposed Transfer pursuant to subsection C hereof. A Request shall be mailed or delivered to the President of the Corporation at the Corporation's principal place of business or telecopied to the Corporation's telecopier number at its principal place of business. Such Request shall be deemed to have been delivered when actually received by the Corporation. A Request shall include (a) the name, address and telephone number of the Restricted Holder, (b) a description of the shares of capital stock proposed to be Transferred by or to the Restricted Holder,
     (c) the date on which the proposed Transfer is expected to take place, (d) the name of the proposed transferor and transferee of the capital stock to be Transferred by or to the Restricted Holder, and (e) a Request that the Board of Directors authorize, if appropriate, the Transfer pursuant to subsection C hereof and inform the Restricted Holder of its determination regarding the proposed Transfer. If the Restricted Holder seeks to sell or dispose of shares of capital stock, then, within five business days of receipt by the President of a Request, a meeting of the Board of Directors shall be held to determine whether to authorize the proposed Transfer described in the Request under subsection C hereof. If the Restricted Holder seeks to purchase or acquire shares of capital stock, at the next regularly scheduled meeting of the Board of Directors following the fifth business day after receipt by the President of a Request, the Board of Directors will meet to determine whether to authorize the proposed Transfer described in the Request under subsection C hereof. The Board of Directors shall conclusively determine whether to authorize the proposed Transfer, in its sole discretion and judgment, and shall immediately cause the Restricted Holder making the Request to be informed of such determination.

     B. Effect of Unauthorized Transfer. Any Transfer attempted to be made in violation of this Article XI will be null and void. In the event of an attempted or purported Transfer involving a sale or disposition of capital stock in violation of this Article XI, the Restricted Holder shall remain the owner of such shares. In the event of an attempted or purported Transfer involving the purchase or acquisition by a Restricted Holder in violation of this Article XI, the Corporation shall be deemed to be the exclusive and irrevocable agent for the transferor of such capital stock. The Corporation shall be such agent for the limited purpose of consummating a sale of such shares to a Person who is not a Restricted Holder (an "eligible transferee"), which may include, without limitation, the transferor. The record ownership of the subject shares shall remain in the name of the transferor until the shares have been sold by the Corporation or its assignee, as agent, to an eligible transferee. The Corporation shall be entitled to assign its agency hereunder to any person or entity including, but not limited to, the intended transferee of the shares, for the purpose of effecting a permitted sale of such shares. Neither the Corporation, as agent, nor any assignee of its agency hereunder, shall be deemed to be a stockholder of the Corporation nor be entitled to any rights of a stockholder of the Corporation, including, but not limited to, any right to vote such capital stock or to receive dividends or liquidating distributions in respect thereof, if any, but the Corporation or its assignee shall only have the right to sell and transfer such shares on behalf of and as agent for the transferor to another person or entity; provided, however, that a Transfer to such other person or entity does not violate the provisions of this Article XI. The rights to vote and to receive dividends and liquidating distributions with respect to such shares shall remain with the transferor. The intended transferee shall not be entitled to any rights of stockholders of the Corporation, including, but not limited to, the rights to vote or to receive dividends and liquidating distributions with respect to such shares. In the event of a permitted sale and transfer, whether by the Corporation or its assignee, as agent, the proceeds of such sale shall be applied first to reimburse the Corporation or its assignee for any expenses incurred by the Corporation acting in its role as the agent for the sale of such shares, second to the extent of any remaining proceeds, to reimburse the intended transferee for any payments made to the transferor by such intended transferee for such shares, and the remainder, if any, to the original transferor.

     C. Authorization of Transfer of Capital Stock by a Restricted Holder. The Board of Directors may authorize a Transfer by a Restricted Holder, or to a Restricted Holder, if, in its sole discretion and judgment it determines that the Transfer is in the best interests of the Corporation and its Stockholders. In deciding whether to approve any proposed Transfer of capital stock by or to a Restricted Holder, the Board of Directors may seek the advice of counsel with respect to the Corporation's preservation of its federal income tax attributes pursuant to Code Section 382 and may request all relevant information from the Restricted Holder with respect to all capital stock directly or indirectly owned by such Restricted Holder. Any Person who makes a Request of the Board of Directors pursuant to this subsection C to Transfer shares of capital stock shall reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to any proposed Transfer of capital stock, including, without limitation, the Corporation's costs and expenses incurred in determining whether to authorize that proposed Transfer.

     D. Damages. Any Restricted Holder who knowingly violates the provisions of this Article XI, and any persons controlling, controlled by or under common control with such a Restricted Holder, shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in or elimination of the Corporation's ability to utilize its federal, state and local income tax attributes under Code Section 382, and attorneys' and accountants' fees incurred in connection with such violation.

     E. Legend on Certificates. All certificates for shares of Common Stock issued by the Corporation shall conspicuously bear the following legend:

          "The Certificate of Incorporation (the "Certificate") of the Corporation contains restrictions prohibiting the sale, transfer, disposition, purchase or acquisition of any capital stock without the authorization of the Board of Directors of the Corporation (the "Board of Directors"), by or to any holder (a) who beneficially owns directly or through attribution (as generally determined under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code")) five percent or more of the value of the then issued and outstanding shares of capital stock of the Corporation or (b) who, upon the sale, transfer, disposition, purchase or acquisition of any capital stock of the Corporation, would beneficially own directly or through attribution (as generally determined under Section 382 of the Code) five percent or more of the value of the then issued and outstanding capital stock of the Corporation, if that sale, transfer, disposition, purchase or acquisition would, in the sole discretion and judgment of the Board of Directors, jeopardize the Corporation's preservation of its federal income tax attributes pursuant to
     Section 382 of the Code and is not otherwise in the best interests of the Corporation and its stockholders. The Corporation will furnish without charge to the holder of record of this certificate a copy of the Certificate, containing the above-referenced restrictions on transfer of stock, upon written request to the Corporation at its principal place of business."

                               CYGNE DESIGNS, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON DECEMBER 5, 2000

     Bernard Manuel and Roy Green, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Cygne Designs, Inc. (the "Company") held of record by the undersigned on November 1, 2000 at the Annual Meeting of Stockholders to be held at 3:00 p.m. (local time) on December 5, 2000, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103 and any adjournment thereof. Any and all proxies heretofore given are hereby revoked.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR EACH OF THE NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR PROPOSAL NO. 2.


                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)





                                                                     SEE REVERSE
                                                                         SIDE

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.



1. Election of Directors

                           Nominees:

                           01 - J. Groninger
                           02 - B. Manuel

                  |_| FOR all nominees listed (except as listed to the contrary)

                  |_| WITHHOLD AUTHORITY to vote for nominees listed.

                 (Intructions: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)

                  --------------------------------------------------------------

2. Proposal to adopt an amendment to the Company's Certificate of Incorporation to place restrictions on the transfer of Common Stock.

                  |_|      FOR

                  |_|      AGAINST

                  |_|      ABSTAIN

Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting.


IMPORTANT: Please sign exactly as name appears below. Each joint owner shall sign. Executors, administrators, trustees, etc. should give full title as such. If signor is a corporation, please give full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.


                                               Signature


                                               ________________________________
                                               Signature if held jointly

                                               ________________________________

                                               DATED ____________________, 2000



The above-signed acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished therewith. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.